Exhibit 99.1

WhiteFiber Completes Acquisition of Two North Carolina Data Center Development Sites and Provides NC-1 Update

NEW YORK, November 3, 2026 — WhiteFiber, Inc. (Nasdaq: WYFI) (“WhiteFiber” or the “Company”), a provider of artificial intelligence infrastructure solutions, today announced that, through its wholly owned subsidiary Enovum Data Centers Corp., it has completed the previously announced acquisition of two industrial properties in Yadkin County, North Carolina, designated NC-2 and NC-3. The purchase price for the properties was $60 million, paid in cash.

Located approximately 55 miles from WhiteFiber’s NC-1 campus in Madison, North Carolina, the properties comprise approximately 120 acres of land and 500,000 square feet of existing warehouse space. The properties are expected to provide a combined minimum of 60 megawatts (“MW”) of initial gross utility capacity, with the potential to support up to approximately 200 MW within seven years following closing, subject to confirmation and power availability. WhiteFiber intends to retrofit the properties into data center campuses, building on its regional development experience and operating capabilities.

WhiteFiber has received non-binding letters of intent from a broad range of prospective customers for capacity at NC-2 and NC-3 and expansion capacity at NC-1. These include proposals from investment-grade counterparties and proposals incorporating investment-grade credit support. The Company is engaged in advanced discussions with prospective customers across these opportunities.

WhiteFiber is targeting initial ready-for-service capacity at NC-2 and NC-3 in late 2027, subject to customary development conditions. WhiteFiber’s development spending plans are expected to be aligned with definitive customer agreements and financing.

In connection with the acquisition, the seller will continue to occupy portions of the properties under occupancy and partial leaseback arrangements. These arrangements are expected to offset a portion of property carrying costs as WhiteFiber advances its development plans.

NC-1 Operational and Financing Update

Switchgear-related commissioning issues interrupted service and billing for the first 20 MW IT data hall and delayed NC-1’s ramp to full contracted run-rate billing beyond the previously anticipated August timeframe. Approximately 35 MW of the contracted 40 MW IT deployment is now operational, with work ongoing to bring the remaining 5 MW online.

Capital investment required to deliver the initial contracted deployment is substantially complete, with total development costs currently expected to remain within the Company’s initial budget.

WhiteFiber continues to advance financing for the initial contracted deployment at NC-1 with the previously disclosed prospective lending group. The parties are working through the remaining documentation and closing requirements. There can be no assurance that the financing will be completed.

“We are encouraged by the breadth of customer demand, including proposals from investment-grade counterparties and proposals with investment-grade credit support,” said Sam Tabar, Chief Executive Officer of WhiteFiber. “We are building on our development and operating experience in North Carolina to meet strong customer demand across our portfolio. Our priority is to turn that demand into long-term contracts and develop capacity with the right customer and financing commitments in place. We look forward to working closely with local stakeholders as we develop these sites and being a responsible long-term partner to the community.”

WhiteFiber will report its third-quarter 2026 financial results on November 10, 2026, and provide further financial and operating updates at that time.

About WhiteFiber, Inc.

WhiteFiber is a provider of artificial intelligence ("AI") infrastructure solutions. WhiteFiber owns high-performance computing data centers and provides cloud services to customers. Our vertically integrated model combines specialized colocation, hosting, and cloud services engineered to maximize performance, efficiency, and margin for generative AI workloads. For more information, visit www.whitefiber.com. Follow us on LinkedIn and X@WhiteFiber_.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of applicable securities laws. Such statements include, but are not limited to, statements about the Company’s pursuit and potential completion of financing for the initial contracted deployment at NC-1, including the timing and satisfaction of closing requirements; the Company’s ability to bring the remaining MW online;the Company’s plans to develop the properties as data center campuses; expected utility capacity and targeted ready-for-service timelines; prospective customer interest and non-binding letters of intent; and the expected benefits of the Company’s retrofit-first development strategy, including with respect to time-to-market and capital efficiency. These statements may be identified by words such as “will likely result,” “are expected to,” “will continue,” “will allow us to,” “is anticipated,” “estimated,” “expected”, “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. These forward-looking statements are based upon the current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements are based. There can be no assurance that the forward-looking statements contained herein are reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond our control. The Company undertakes no obligation to update any forward-looking statements except as required by law. All forward-looking statements speak only as of the date of this press release.

Investor Contact

WhiteFiber

IR@whitefiber.com